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                                                                   EXHIBIT 23.11



AL-AWSAT INTERNATIONAL
TRANSPORT COMPANY LIMITED
JEDDAH
SAUDI ARABIA



We have been the independent auditors of Al-Awsat International Transport Company Limited for the years ended December 31, 1993, 1994 and 1995.



We hereby consent to the use of our audit reports dated 27/3/1994, 29/3/1995 and February 25, 1996 on Al-Awsat International Transport Company's financial statements for the years ended December 31, 1993, 1994 and 1995 respectively and to all references to our firm in connection therewith included in or made a part of the Registration Statement and the related prospectus.



                                                   For Dr. Mohamed Al-Amri & Co.



November 9, 1996                                          Dr. Mohamed A. Al-Amri
Jamada II 28, 1417                                      Senior Partner